Highlands Bankshares, Inc. Reports Third Quarter 2018 Results
Voted Washington County's Best Bank 2nd Consecutive Year

ABINGDON, Va., Nov. 1, 2018 /PRNewswire/ -- Highlands Bankshares, Inc. (HLND) today reported net income of $1.1 million or $0.11 per diluted share, for the quarter ended September 30, 2018, compared with $923,000 or $0.09 per share, for the quarter ended June 30, 2018 and $1.0 million or $0.10 per diluted share, for the quarter ended September 30, 2017. The annualized return on average assets and return on average equity for the period were 0.74 percent and 7.94 percent, respectively.
For the nine months ended September 30, 2018, the Company reported net income of $2.6 million or $0.25 per diluted share, compared with $2.7 million or $0.26 per diluted share, for the same period of 2017. The annualized return on average assets and return on average equity for the period were 0.60 percent and 6.48 percent, respectively.
"I am extremely proud of our team and third quarter results," said Timothy K. Schools, President and Chief Executive Officer of Highlands Bankshares, Inc. "As a company, we have and are continuing to improve profitability while reducing our risk profile. During the quarter, our net interest margin and leverage capital ratio each achieved record levels while our net charge-offs and nonperforming assets are approaching targeted levels. Excitingly, our focus on providing the best banking experience for customers and employees in each of our markets continues to be acknowledged as we were recently notified that we have been recognized as Best Bank in our home market of Washington County, Virginia for the second consecutive year. This follows Highlands' recognition earlier this year as being Watauga, North Carolina's Best Bank for the fourth consecutive year. We are well positioned for a strong fourth quarter and anticipate 2018 as a whole to be another great year."

	Target	3Q 18	2Q 18	3Q 17
Return on average assets (annualized)	1.25%	0.74%	0.63%	0.68%
Revenue growth	5.00	5.22	(2.35)	4.14
Net interest margin	3.75	3.97	3.84	3.57
Non-interest income to average assets	1.00	0.72	0.68	1.14
Non-interest expense to average assets	2.75	3.17	3.17	3.29
Efficiency ratio	55.00	74.90	77.54	75.54
Net charge-offs to loans held for investment	0.30	0.10	0.03	(0.09)
Revenue
Third quarter 2018 total revenue (net interest income plus noninterest income) increased $312,000 to $6.3 million from $6.0 million in the second quarter of 2018. During the third quarter, the net interest margin increased 13 basis points due to a $7.0 million increase in average interest earning assets compared to the second quarter 2018. Net interest income was $5.2 million in the third quarter of 2018, a 4.7 percent increase over the prior quarter due to loan growth and improved yields. Third quarter 2018 noninterest income increased $79,000 to $1.1 million from the second quarter of 2018. During the third quarter of 2018, mortgage income was higher than the second quarter of 2018 but significantly lower than the third quarter of 2017, the reduction resulting from a decision to modify the Company's mortgage origination strategy.

Noninterest Expense and Operating Efficiency
Noninterest expense for the third quarter of 2018 was $4.71 million, $76,000 higher than the prior quarter. The increase in non-interest expense during the third quarter was primarily due to a $175,000 write down of real estate held for sale. Improvement among various noninterest expenses related to improving efficiency and the decision to outsource the Company's residential mortgage origination function.
For the third quarter of 2018, the efficiency ratio was 74.90 percent, an improvement from 77.54 and 75.54 percent in the second quarter of 2018 and third quarter of 2017, respectively. Noninterest expense as a percentage of assets was 3.17 percent in the third quarter of 2018, compared to 3.17 percent and 3.29 percent in the second quarter of 2018 and third quarter of 2017, respectively. Assets per employee were $4.2 million as of September 30, 2018, compared to $4.3 and $3.5 million at June 30, 2018 and September 30, 2017, respectively.
Third quarter 2018 noninterest expense included $89,000 of OREO-related expenses as the Company continues to work proactively to reduce long-standing bank owned property/leases. As of September 30, 2018, other real estate owned and real estate held for sale totaled $3.1 million of 0.52 percent of total assets.
Asset Quality
The provision for credit losses for third quarter 2018 was $198,000. Net charge-offs in the third quarter of 2018 were $110,000 or 0.10 percent annualized of average loans held for investment.
Total past due loans as a percentage of total loans held for investment were 1.42 percent at September 30, 2018. In the first quarter of 2018, past due loans increased from prior periods primarily related to a single $1.9 million investor property relationship secured by multiple collateral properties which had been previously identified in the Company's watch list for several years. This relationship became greater than 90 days past due in the second quarter of 2018 and subsequently once again became 30-90 days past due in the third quarter of 2018. This relationship has a specific allowance of $214,969 based on current appraisals, and is in process of foreclosure. The balance of other real estate owned remained stable during the quarter.

	3Q 18	2Q 18	1Q 18	4Q 17	3Q 17
Past due loans to loans held for investment	1.42%	1.47%	1.47%	0.77%	1.07%
Past due loans 30-89 days to loans held for investment	0.83	0.62	1.14	0.39	0.40
Past due loans 90 plus days to loans held for investment	0.59	0.84	0.33	0.38	0.67
Nonperforming assets to loans held for investment and OREO	1.49	1.38	0.86	1.02	1.24
Classified assets to tier 1 capital and allowance for loan loss	35	34	33	31	31
Allowance for credit losses to nonperforming loans	93.29	106.90	258.97	193.80	158.09
As of September 30, 2018, the allowance for credit losses totaled $4.2 million, or 0.93 percent of loans held for investment, compared to $4.1 million, or 0.94 percent of loans held for investment at June 30, 2018. Third quarter 2018 allowance coverage was 93.3 percent of nonperforming loans.

Stockholders' Equity and Capital
Stockholders' equity at September 30, 2018 was $54.3 million, compared with $54.2 million on June 30, 2018, and $57.1 million on September 30, 2017. The book value per share of common and preferred stock at September 30, 2018 was $5.30, compared with $5.26 on June 30, 2018, and $5.55 on September 30, 2017. The year over year decline in stockholders' equity and book value per share of common and preferred stock is principally due to the revaluation of the Company's net deferred tax asset related to the enactment of the Tax Cuts and Jobs Act in December 2017 and an increase throughout the year in the unrealized loss of the Company's investment portfolio recorded in accumulated other comprehensive income.
At September 30, 2018, the regulatory capital ratios for the Company's subsidiary bank, Highlands Union Bank, were: tier 1 leverage ratio of 9.14 percent, tier 1 risk-based capital ratio of 12.30 percent, and total risk-based capital ratio of 13.28 percent.

About Highlands Bankshares, Inc.
Highlands provides a relationship-based and highly personal banking experience to small to mid-sized private businesses, professionals, and related individuals. Focused on providing value to each and every customer, Highlands delivers banking services through highly skilled employees, digital channels, as well as 16 offices located in Western North Carolina, Eastern Tennessee, and Southwest Virginia.

Cautions Concerning Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to financial and operational performance and certain plans, expectations, goals and projections. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, these statements are inherently subject to numerous assumptions, risks and uncertainties, and there can be no assurances that actual results, performance or achievements will not differ materially from those set forth or implied in the forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are based upon information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Consolidated Income Statements (unaudited)
	Quarter ended			Percent change compared to
(thousands)	September 30, 2018	June 30, 2018	September 30, 2017	Prior quarter	Same quarter of prior year
INTEREST INCOME
Loans receivable and fees on loans	$5,558	$5,276	$5,207	5.3%	6.7%
Investment securities	434	438	521	(0.9)	(16.7)
Federal funds sold	17	57	33	(70.2)	(48.5)
Total interest income	6,009	5,771	5,761	4.1	4.3
INTEREST EXPENSE
Deposits	497	463	478	7.3	4.0
Other borrowed funds	294	323	469	(9.0)	(37.3)
Total interest expense	791	786	947	0.6	(16.5)
Net interest income	5,218	4,985	4,814	4.7	8.4
Provision for loan losses	198	172	19	15.1	942.1
Net interest income after provision for loan losses	5,020	4,813	4,795	4.3	4.7
NONINTEREST INCOME
Mortgage banking income	116	52	655	123.1	(82.3)
Service charges on deposit accounts	396	342	392	15.8	1.0
Other service charges, commissions and fees	404	428	479	(5.6)	(15.7)
Other operating income	152	167	155	(9.0)	(1.9)
Total noninterest income	1,068	989	1,700	8.0	(37.2)
NONINTEREST EXPENSE
Salaries and employee benefits	2,347	2,380	2,623	(1.4)	(10.5)
Occupancy and equipment expense	607	750	641	(19.1)	(5.3)
OREO-related expenses	89	146	69	(39.0)	29.0
Other operating expense	1,665	1,356	1,588	22.8	4.8
Total noninterest expense	4,708	4,632	4,921	1.6	(4.3)
Income before income taxes	1,380	1,170	1,574	17.9	(12.3)
Income tax expense	289	247	554	17.0	(47.8)
Net income	$1,091	$923	$1,020	18.2	7.0
Net income per common share:
Basic	$0.13	$0.11	$0.12
Diluted	0.11	0.09	0.10

Consolidated Income Statements (unaudited)
	Nine months ended September 30,		Percent change
(thousands)	2018	2017
INTEREST INCOME
Loans receivable and fees on loans	$16,149	$15,258	5.8%
Investment securities	1,350	1,675	(19.4)
Federal funds sold	144	157	(8.3)
Total interest income	17,643	17,090	3.2
INTEREST EXPENSE
Deposits	1,423	1,389	2.4
Other borrowed funds	981	1,655	(40.7)
Total interest expense	2,404	3,044	(21.0)
Net interest income	15,239	14,046	8.5
Provision for loan losses	542	71	663.4
Net interest income after provision for loan losses	14,697	13,975	5.2
NONINTEREST INCOME
Mortgage banking income	268	1,607	(83.3)
Service charges on deposit accounts	1,075	1,184	(9.2)
Other service charges, commissions and fees	1,251	1,440	(13.1)
Other operating income	545	410	32.9
Total noninterest income	3,139	4,660	(32.6)
NONINTEREST EXPENSE
Salaries and employee benefits	7,130	8,044	(11.4)
Occupancy and equipment expense	2,088	2,033	2.7
OREO-related expenses	366	263	42.8
Other operating expense	4,922	4,294	14.6
Total noninterest expense	14,506	14,634	(0.9)
Income before income taxes	3,330	4,001	(16.8)
Income tax expense	706	1,313	(46.2)
Net income	$2,624	$2,688	(2.4)
Net income per common share:
Basic	$0.32	$0.33
Diluted	0.25	0.26

Consolidated Balance Sheets (unaudited)
				Percent change since
(thousands)	September 30, 2018	June 30, 2018	September 30, 2017	Prior quarter	Same quarter of prior year
ASSETS
Cash and due from banks	$23,258	$23,007	$17,567	1.1%	32.4%
Federal funds sold	791	963	9,449	(17.9)	(91.6)
Total cash and cash equivalents	24,049	23,970	27,016	0.3	(11.0)
Investment securities	73,348	73,553	86,161	(0.3)	(14.9)
Loans held for sale	1,614	1,424	4,285	13.3	(62.3)
Loans held for investment	452,566	441,460	432,472	2.5	4.6
Allowance for loan losses	(4,226)	(4,138)	(4,693)	2.1	(10.0)
Net loans	448,340	437,322	427,779	2.5	4.8
Premises and equipment, net	17,687	17,879	18,522	(1.1)	(4.5)
Real estate held for sale	817	992	1,430	(17.6)	(42.9)
Deferred tax assets	6,984	7,152	11,426	(2.3)	(38.9)
Interest receivable	1,904	1,728	2,110	10.2	(9.8)
Bank-owned life insurance	14,940	14,835	14,591	0.7	2.4
Other real estate owned	2,242	2,233	2,350	0.4	(4.6)
Other assets	1,684	2,517	3,418	(33.1)	(50.7)
Total assets	$593,609	$583,605	$599,088	1.7	(0.9)
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$154,196	$155,337	$148,778	(0.7)	3.6%
Interest bearing	340,410	342,979	351,313	(0.7)	(3.1)
Total deposits	494,606	498,316	500,091	(0.7)	(1.1)
Short-term borrowings	42,107	—	10,000	—	321.2
Long-term debt	120	30,120	30,155	(99.6)	(99.6)
Other liabilities	1,937	1,008	1,739	92.2	11.4
Total liabilities	538,770	529,444	541,985	1.8	(0.6)
STOCKHOLDERS' EQUITY
Common stock	5,156	5,124	5,124	0.6	0.6
Preferred stock	4,184	4,184	4,184	—	—
Additional paid-in capital	19,246	19,224	19,057	0.1	1.0
Retained earnings	29,163	28,072	29,473	3.9	(1.1)
Accumulated other comprehensive income	(2,910)	(2,443)	(735)	19.1	295.9
Total stockholders' equity	54,839	54,161	57,103	1.3	(4.0)
Total liabilities and stockholders' equity	$593,609	$583,605	$599,088	1.7	(0.9)

Profitability Ratios, Asset Quality and Capital (unaudited)
	Quarter ended
(dollars in thousands)	September 30, 2018	June 30, 2018	September 30, 2017
Profitability Ratios (current quarter, annualized)
Net interest margin	3.97%	3.84%	3.57%
Annualized return on average assets	0.74	0.63	0.68
Annualized return on average equity	7.94	6.89	7.25
Efficiency ratio	74.90	77.54	75.54

	September 30, 2018	June 30, 2018	September 30, 2017
Asset Quality
Loans 90 days past due and still accruing	$—	$—	$243
Non-accrual loans	4,530	3,871	2,787
Total non-performing loans	4,530	3,871	3,030
Other real estate owned	2,242	2,233	2,350
Total non-performing assets	$6,772	$6,104	$5,380
Ratios:
Non-performing loans to loans held for investment	1.00%	0.88%	0.70%
Non-performing assets to loans held for investment and OREO	1.49	1.38	1.24
Allowance for credit losses to loans held for investment	0.93	0.94	1.11
Allowance for credit losses to non-performing loans	93.29	106.90	158.09
Past due loans to loans held for investment	1.42	1.47	1.07
Annualized net charge-offs (recoveries) to period-end loans held for investment	0.10	0.03	(0.09)

Capital
Common shares outstanding	8,259	8,199	8,199
Preferred shares outstanding	2,092	2,092	2,092
Book value per share:
Common	$5.80	$5.76	$6.12
Combined common and preferred	5.30	5.26	5.55
Ratios (Bank only)
Tier 1 leverage ratio	9.14%	8.85%	8.41%
Tier 1 risk-based capital ratio	12.30	12.22	12.18
Total risk-based capital ratio	13.28	13.20	13.32
Common equity tier 1 ratio	12.30	12.22	12.18